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                                                                EXHIBIT 99(f)




                                                             _____, 1997



General Motors Corporation
767 Fifth Avenue
New York, NY  10153


                              LETTER OF AGREEMENT


This Letter of Agreement (the "Agreement") sets forth the terms and conditions under which Georgeson & Company Inc. ("Georgeson") has been retained by General Motors Corporation ("General Motors") as Information Agent for its exchange offers relating to its Series D and G Preference securities (together, the "Offer"). The term of the Agreement shall be the term of the Offer, including any extensions thereof.

         1. During the term of the Agreement, Georgeson will: provide advice and consultation with respect to the planning and execution of the Offer; assist in the preparation and placement of newspaper ads; assist in the distribution of Offer documents to brokers, banks, nominees, institutional investors, and other shareholders and investment community accounts; answer collect telephone inquiries from shareholders and their representatives; and, if requested, call individuals who are registered holders.

         2. General Motors will pay Georgeson a fee of $20,000.00, of which half is payable in advance per the enclosed invoice and the balance is payable at the expiration of the Offer, plus an additional fee to be mutually agreed upon if the Offer is extended more than fifteen days beyond the initial expiration date. If Georgeson is requested to call less than 15,000 individuals who are holders of the securities of General Motors, General Motors Corporation will pay Georgeson an additional sum computed on the basis of $3.75 per call. If the number of calls made exceeds 15,000, the fee will be $3.50 per call.

         3. In connection with our services under this agreement, you agree to reimburse us, or pay directly, or, where requested by us, advance sufficient funds to us for payment for the following costs and expenses:

                 --reasonable expenses incidental to the Offer, including typesetting, printing, distribution, mailing, postage and freight charges incurred by us on your behalf;

                 --reasonable expenses we incur in working with your agents or other parties, including bank threshold lists, data processing, charges for facsimile

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General Motors Corporation
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                 transmissions or other forms of electronic communications, charges of courier, and other such services, in each case authorized by you;

                 --reasonable expenses we incur at your request or for your convenience, including printing additional and/or supplemental material, copying, and travel expenses incurred at your request of our executives;

                 --reasonable fees and expenses authorized by you resulting from extraordinary contingencies during the solicitation, including advertising, media relations, stock watch and analytical services.

         4. If requested, we will check, itemize and pay, on your behalf, from funds provided by you, the charges of brokers and banks, with the exception of ADP Proxy Services which will bill you directly, for forwarding Offer material to beneficial owners. To ensure that we have sufficient funds in your account to pay these bills promptly, you agree to provide us, at the time we complete the initial delivery of this material, with a preliminary payment equal to 75% of the anticipated broker and bank charges for distributing this material. For this service, you will pay us five dollars and fifty cents ($5.50) for each broker and bank invoice paid by us. If you prefer to pay these bills directly, please strike out and initial this clause before returning the Agreement to us.

         5. Georgeson hereby agrees not to make any representations not included in the Offer documents.

         6. General Motors agrees to indemnify and hold Georgeson harmless against any loss, damage, reasonable expense (including, without limitation, reasonable legal and other related fees and expenses), liability or claim arising out of Georgeson's fulfillment of the Agreement (except for any loss, damage, expense, liability or claim arising out of Georgeson's own negligence or misconduct). At its election, General Motors may at any time assume or participate in the defense of any such action. Georgeson hereby agrees to advise General Motors of any such liability or claim promptly after receipt of any notice thereof. The indemnification contained in this paragraph will survive the term of the Agreement.

         7. Georgeson agrees to indemnify and hold General Motors harmless against any loss, damage, reasonable expense (including, without limitation, reasonable legal and other related fees and expenses), liability or claim arising out of General Motors' fulfillment of the Agreement (except for any loss, damage, expense, liability or claim arising out of General Motors' own negligence or misconduct). At its election, Georgeson may assume the defense of any such
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General Motors Corporation
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                 action.  General Motors hereby agrees to advise Georgeson of any such liability or claim promptly after receipt of any notice thereof. The indemnification contained in this paragraph will survive the term of the Agreement.

         8. Georgeson agrees to preserve the confidentiality of all non-public information provided by General Motors or its agents for our use in providing services under this Agreement, or information developed by Georgeson based upon such non-public information.

IF THE ABOVE IS AGREED TO BY YOU, PLEASE SIGN AND RETURN THE ENCLOSED DUPLICATE OF THIS AGREEMENT TO GEORGESON & COMPANY INC., WALL STREET PLAZA, NEW YORK, NEW YORK 10005, ATTENTION: MARCY ROTH, CONTRACT ADMINISTRATOR.

ACCEPTED:                                 Sincerely,

GENERAL MOTORS CORPORATION                GEORGESON & COMPANY INC.

By:_______________________________________By:_______________________________
                                                   Kay DeAngelis
Title:____________________________________
                                          Senior Managing Director
Date:_____________________________________